Exhibit 7.1
(1 of 2)

PETROLEOS MEXICANOS, SUBSIDIARY ENTITIES AND SUBSIDIARY COMPANIES

Computation of ratio of earnings to fixed charges

(Thousand of constant pesos as of December 31, 2004)

	2004	2003	2002	2001
Mexican GAAP
Fixed Charges(1):
Interest capitalized in fixed assets	Ps. 4,339,933	Ps. 7,622,449	Ps. 5,752,053	Ps. 4,369,475
Interest in the specific reserve for exploration and depletion	0	20,029	52,638	100,063
Interest expense	31,764,579	24,706,311	22,059,995	18,707,235

Total interest cost	36,104,512	32,348,789	27,864,686	23,176,773
Total Fixed Charges	36,104,512	32,348,789	27,864,686	23,176,773

Earnings after IEPS taxes and Hydrocarbon Extraction duties	(25,495,610)	(42,754,131)	(25,849,641)	(31,973,453)
Fixed Charges(1):
Interest cost (net of amounts capitalized)	31,764,579	24,706,311	22,059,995	18,707,235

Total Fixed Charges (net of amounts capitalized)	31,764,579	24,706,311	22,059,995	18,707,235

Earnings after taxes and duties plus fixed charges (net of amounts capitalized)	6,268,969	(18,047,820)	(3,789,646)	(13,266,217)

Amount by which fixed charges exceed earnings	Ps. 29,835,543	Ps. 50,396,609	Ps. 31,654,332	Ps. 36,442,991

(1)	These figures do not include rental expense

Exhibit 7.1
(2 of 2)

PETROLEOS MEXICANOS SUBSIDIARY ENTITIES AND SUBSIDIARY COMPANIES

Computation of ratio of earnings to fixed charges

(Thousand of constant pesos as of December 31, 2004)

	2004	2003	2002	2001
U.S. GAAP
Fixed Charges(1):
Interest capitalized in fixed assets	Ps. 5,228,236	Ps. 8,367,505	Ps. 6,311,633	Ps. 6,010,456
Interest expense	30,876,276	23,981,284	21,553,053	17,166,318

Total interest cost	36,104,512	32,348,789	27,864,686	23,176,773
Total Fixed Charges	36,104,512	32,348,789	27,864,686	23,176,773

Income Earnings after taxes and duties	(13,011,182)	(69,751,377)	(34,362,362)	(24,556,132)
Fixed Charges(1):
Interest cost (net of amounts capitalized)	30,876,276	23,981,284	21,553,053	17,166,318

Total Fixed Charges (net of amounts capitalized)	30,876,276	23,981,284	21,553,053	17,166,318

Earnings after taxes and duties plus fixed charges (net of amounts capitalized)	17,865,094	(45,770,093)	(12,809,309)	(7,389,815)

Amount by which fixed charges exceed earnings	Ps. 18,239,418	Ps. 78,118,882	Ps. 40,673,995	Ps. 30,566,588

(1)	These figures do not include rental expense